Exhibit (j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the reference to our firm under the captions "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" and to the use of our report dated November 17, 2006, except for Note K as to which the date is January 22, 2007, which is incorporated by reference in this Registration Statement (Form N-1A Nos. 33-60560 and 811-07618) of
AllianceBernstein Municipal Income Fund II (comprising, respectively, the Arizona, Florida, Massachusetts, Michigan, Minnesota, New Jersey, Ohio, Pennsylvania and Virginia Portfolios).




                                                         /s/  ERNST & YOUNG LLP


New York, New York
January 26, 2007